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                                                                      EXHIBIT 99

NEWS FROM:                                                 For Immediate Release

[KAYDON LOGO]

Kaydon Corporation                                   Global Engineered Solutions

Contact:    Brian P. Campbell
            President and Chief Executive Officer
            (734) 747-7025 ext. 129



                KAYDON CORPORATION COMPLETES NEW CREDIT AGREEMENT


         Ann Arbor, Michigan - July 13, 2005 - Kaydon Corporation (NYSE:KDN) today reported completion of a new $300,000,000 unsecured five-year revolving credit agreement. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are Joint Lead Arrangers on the new credit facility, which is provided by seven banks. Kaydon may, upon the receipt of additional bank commitments, increase the amount of the revolving credit agreement up to $350,000,000. The credit agreement provides for borrowings by Kaydon and its subsidiaries in various currencies for general corporate purposes including acquisitions. No borrowings, other than $4.2 million for letters of credit, are initially owing under the agreement.

         The new credit facility amends and restates in its entirety Kaydon's previous $200,000,000 credit agreement which had a maturity date of July 2006.

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.


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